_____________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 29, 2010

PROVIDENCE AND WORCESTER RAILROAD COMPANY
 (Exact name of registrant as specified in its charter)

Rhode Island	0-16704	05-0344399
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Hammond Street, Worcester, Massachusetts  01610
(address, including zip code, of principal executive offices)

(508) 755-4000
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)
_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
ž      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ž      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ž      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ž      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
______________________________________________________________________________

Item 5.07                      Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders of Providence and Worcester Railroad Company (the “Company”) was held on April 28, 2010 (the “Annual Meeting”) in Worcester, Massachusetts.  Of the 4,814,728 shares of the Company's Common Stock and 640 shares of the Company's Preferred Stock outstanding as of the record date, 3,563,022 shares of Common Stock (or approximately 74%) and 512 shares of Preferred Stock (or approximately 80%) were present or represented by proxy at the Meeting.  At the Meeting, shareholders voted:

1.           To elect four (4) directors by the holders of Common Stock and six (6) directors by the holders of Preferred Stock to serve for terms of one (1) year and until their successors are duly elected and qualified, as follows:

Name	Votes For	Votes Withheld

Common Stock Director Nominees:
Richard W. Anderson	3,431,485	131,537
Robert H. Eder	2,909,871	653,151
John J. Healy	3,430,390	132,632
Paul F. Titterton	3,478,448	84,574

Preferred Stock Director Nominees:
Frank W. Barrett	509	3
P. Scott Conti	512	0
J. Joseph Garrahy	508	4
James C. Garvey	509	3
Charles M. McCollam, Jr.	508	4
Craig M. Scott	509	3

2.           To reject a resolution that no person can be elected or appointed as a Director of the Company if they have reached the age of 75 years on or before the date of appointment to the Board of Directors, and that any Director of the Company who reaches the age of 75 shall complete the term and not be eligible for re-election.

Common Stock

Votes For	Votes Against	Votes Abstaining

188,270	3,365,681	9,071

Preferred Stock

Votes For	Votes Against	Votes Abstaining

4	508	0

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1945, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Providence and Worcester Railroad Company

By: /s/ P. Scott Conti P. Scott Conti President

Dated:  April 29, 2010